Exhibit 99.5

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma balance sheet of Better Choice Company Inc.(“Better Choice” or “the Company”) has been prepared to give effect to the reverse acquisition of the net assets of Better Choice by TruPet, LLC (“TruPet”), the acquisition of the net assets of Bona Vida, Inc. (“Bona Vida”) (collectively, “the acquisitions”), and the issuance of stock and warrants on May 6, 2019 pursuant to a private placement transaction (collectively, “the Transactions”).

On May 6, 2019, Better Choice completed the acquisition of TruPet (the “TruPet Transaction”) pursuant to the stock exchange agreement dated as of February 2, 2019 and as amended May 6, 2019.  At the closing of the TruPet Transaction, Better Choice issued 15,027,533 shares of its common stock, par value $0.001 (the “Common Stock”) in exchange for 93% of the outstanding ownership units of TruPet.  Also, on May 6, 2019, Better Choice completed the acquisition of Bona Vida (the “Bona Vida Transaction”) pursuant to an agreement and plan of merger dated as of February 28, 2019 and as amended May 3, 2019.  At the closing of the Bona Vida Transaction, Better Choice issued 18,003,274 shares of Common Stock in exchange for the net assets of Bona Vida.  The operations of the Company subsequent to the acquisitions will be those of Better Choice and its consolidated subsidiaries.  For accounting purposes, the transaction is considered to be a reverse acquisition whereby TruPet is considered the accounting acquirer of Better Choice and Bona Vida.  As such, the pro forma balance sheet reflects adjustments to record the fair value of the historical assets and liabilities of Better Choice and Bona Vida acquired by TruPet.

The Company also issued 5.7 million units for gross proceeds of $3 per unit through a private placement, also closing on May 6, 2019 (the “PIPE Transaction”).    Each unit included one common share of Better Choice Common Stock, and a warrant to purchase an additional share.  The funds raised from the PIPE Transaction will be used to fund the operations of the combined company immediately following the Transactions.

The unaudited pro forma balance sheet as of March 31, 2019 gives effect to the Transactions as if they had occurred on March 31, 2019. The unaudited pro forma balance sheet presented below is based on, and should be read together with, the historical financial statements and accompanying notes of TruPet and Bona Vida included in this Form 8-K/A.

The unaudited pro forma adjustments related to the acquisitions have been prepared based on the accounting by TruPet for the acquisition of the net assets of Better Choice and Bona Vida.  Under this methodology, the assets and liabilities of Better Choice and Bona Vida will be recorded by TruPet at fair value, with the excess purchase price recorded as a loss on acquisition.

The unaudited pro forma balance sheet is based on estimates and assumptions, is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position of the Company.

Unaudited Pro Forma Balance
Sheet as of March 31, 2019

	March 31, 2019	February 28, 2019	March 31, 2019
Assets	TruPet	Better Choice	Bona Vida	Pro Forma Adjustments	Ref.	Consolidated Pro Forma
Current Assets
Cash, cash equivalents and restricted cash	$1,821,741	$107,936	$1,513,794	$16,009,050	a, e, f	$19,452,521
Accounts receivable, net	163,959	-	473	29,876	e	194,308
Net Intercompany	-	-	-	-	b, e ,f	-
Inventories, net	1,324,237	-	721,356	(528,487)	e	1,517,106
Prepaid expenses and other current assets	175,719	41,082	52,213	305,588	e, f	574,602
Total Current Assets	3,485,656	149,018	2,287,836	15,816,027		21,738,537

Property and equipment, net	67,095	-	-	-		67,095
Intercompany Investments	-	2,200,000	-	(2,200,000)	b, f, g	-
Other Assets	-	-	32,644	1,027,536	e, f	1,060,180
Total Assets	$3,552,751	$2,349,018	$2,320,480	14,643,563		$22,865,812

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit	$4,600,000	$-	$-	1,600,000	c	$6,200,000
Long-term debt, current portion	1,600,000	-	-	4,600,000	c, f	6,200,000
Accounts payable & accrued liabilities	1,611,575	212,912	158,292	1,667,888	e, f	3,650,667
Deferred revenue	136,554	-	-	-		136,554
Other current liabilities	1,008,200	-	-	-		1,008,200
Total Current Liabilities	8,956,329	212,912	158,292	7,867,888		17,195,421

Deferred rent	15,016	-	-	-		15,016
Other Liabilities	-	2,532,711	927,926	(1,249,855)	e, f	2,210,782
Total Liabilities	8,971,345	2,745,623	1,086,218	6,618,033		$19,421,219

Redeemable Series E Preferred Stock		1,914,141		18,144,957	f	20,059,098

Stockholders' Deficit
Common Stock	-	2,700	4,172	35,021	a, b, d, e, f, g	41,893
Series A Preferred Stock	4,818,000	-	-	(4,818,000)	b, d, f, g	-
APIC	9,197,205	3,406,684	10,071,303	153,940,689	a, b, d, e, f, g	176,615,881
Accumulated deficit	(19,433,801)	(5,720,130)	(8,841,213)	(159,277,135)	b, e, f	(193,272,279)
Total stockholders' deficit	(5,418,596)	(2,310,746)	1,234,262	(10,119,425)		(16,614,505)
Total Liabilities, Redeemable Series E Preferred Stock and Stockholders' Deficit	$3,552,749	$2,349,018	$2,320,480	$14,643,565		$22,865,812

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.	Basis of presentation

The unaudited pro forma balance sheet has been compiled from underlying financial statements of Better Choice, Bona Vida and TruPet prepared in accordance with U.S. GAAP and reflect the effects of the acquisitions.  The acquisitions will be accounted for by the Company as an asset acquisition, with TruPet as the accounting acquirer. The assets and liabilities of Better Choice and Bona Vida will be recorded as of the acquisition date, at their respective fair values, and combined with those of TruPet. The reported consolidated balance sheet of Better Choice after completion of the acquisitions will reflect these fair values.

The unaudited pro forma adjustments related to the Transactions have been prepared on the basis that TruPet is acquiring the net assets of Better Choice and Bona Vida, as neither entity meets the definition of a business as described in U.S. GAAP or applicable SEC guidance. Under this methodology, the assets and liabilities of the acquired entities will be recorded at fair value, with the excess purchase price recognized as a loss on acquisition.

Fair value is defined, in accordance with U.S. GAAP, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The preliminary purchase price allocations are subject to finalizing the Company’s analysis of the fair value of Better Choice and Bona Vida’s assets and liabilities as of the effective date of the acquisitions and will be adjusted upon completion of the valuations.  The use of different estimates could yield materially different results.

The unaudited pro forma balance sheet excludes the tax impacts associated with the assets acquired and liabilities assumed as Better Choice has not completed a preliminary assessment of the tax attributes and as such does not have sufficient data to support adjustments as of the date of this filing.  Once the tax impacts have been completed, there could be a material change to the tax asset and liability balances which would cause a corresponding adjustment to loss on sale.

The unaudited pro forma financial balance sheet is not intended to reflect the financial position which would have actually resulted had the Transactions been effected on the date indicated.

2.	Estimated purchase price

Legal Acquisition of TruPet by Better Choice (Accounting Acquisition of Better Choice by TruPet)

While Better Choice legally acquired the remaining 93% of outstanding TruPet member interests on May 6, 2019, the accompanying unaudited pro forma consolidated balance sheet for Better Choice reflects the reverse acquisition treatment for Better Choice by TruPet. The accompanying unaudited pro forma balance sheet reflects an estimated purchase price for Better Choice assets, net of liabilities assumed and redeemable Series E Preferred Stock of $18.7 million: 3.1 million legacy shares of Common Stock at $6.00 per share (based on the market price at date of transaction on the OTC QB).  At May 6, 2019, TruPet acquired the following assets, liabilities and redeemable preferred stock of Better Choice:

Assets
Current Assets
Cash and cash equivalents	$1,546
Intercompany receivables	6,161
Prepaid expenses and other current assets	52
Total Current Assets	7,759
Intangible assets, net of amortization	986
Total Assets	$8,745

Liabilities and Redeemable Preferred Stock
Current Liabilities
Warrant derivative liability	$2,111
Accounts payable & accrued liabilities	2,071
Long term debt, current portion	6,200
Total Current Liabilities	10,382
Total Liabilities	$10,382

Redeemable Series E Preferred Stock	$20,059

All assets and liabilities above were recorded at fair value on the date of the acquisition.

Acquisition of Bona Vida by TruPet

The accompanying unaudited pro forma balance sheet reflects an estimated purchase price of $108.0 million (18.0 million shares at $6.00 per share) in shares of Better Choice Common Stock issued for Bona Vida.

At May 6, 2019, TruPet acquired the following assets and liabilities of Bona Vida:

Assets
Current Assets
Cash and cash equivalents	$384
Restricted cash	25
Accounts receivable	30
Intercompany receivables	38
Inventories	193
Prepaid expenses and other current assets	347
Total Current Assets	1,017
Other assets	74
Total Assets	$1,091

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$69
Total Current Liabilities	69
Total Liabilities	$69

All assets and liabilities above were recorded at fair value on the date of the acquisition.

3.	Private Placement

On May 6, 2019, Better Choice closed a private placement by issuing 5.7 million units consisting of one share of Common Stock and one warrant to purchase shares of Common Stock at an exercise price of $4.50.   The price per unit was $3.00 per unit for gross proceeds of $17.2 million.  The shares of Common Stock were valued at $2.49 per share (based on a third party valuation of the shares of Common Stock issued on the date of the private placement transaction) and the warrants at $0.51 each.  Proceeds of the private placement were reduced by approximately $1.6 million of share issuance costs to a net of $15.7 million.

4.	Pro Forma Adjustments

The unaudited pro forma balance sheet as of March 31, 2019 includes adjustments and reclassifications summarized below:

a.
Issuance of shares of Common Stock and warrants for PIPE.  To reflect the private placement that closed on May 6, 2019.  Net proceeds of $15.7 million were received in the private placement, allocable between shares of Common Stock and warrants.

	Quantity	Price	Subtotal (000s)	Less: Share Issuance Costs (000s)	Total (000s)
Common Stock	5,744,991	$0.001	$6	-	$6
APIC (Common Stock)		$2.999	$17,229	(1,559)	$15,670

b.
Issuance of shares of Common Stock for reverse acquisition.  To reflect the May 6, 2019 issuance of Better Choice Common Stock in connection with the acquisition by TruPet of Better Choice and Bona Vida. Transaction costs paid amounted to $4.8 million, and were paid in the form of common shares. The Company will recognize a loss on acquisition for the excess of purchase price over the acquired net assets, as detailed in items e and f below.

(in millions)	Bona Vida	Better Choice	Transaction Costs	Total
Consideration	$108.0	$18.7	$4.8	$131.5
Less: Net Assets (Liabilities) Acquired	1.0	(1.7)	-	(0.7)
Less: Redeemable Series E		(20.0)	-	(20.0)
Loss on Acquisition	$107.0	$40.4	$4.8	$152.2

c.
Refinance debt.  To reflect the refinancing of debt balances in connection with the reverse acquisition. Two debt instruments of TruPet – a related party note payable and a bank line of credit – were refinanced.  The new debt facility, payable to Franklin Synergy Bank, accrues at an interest rate of 3%.

d.
Recast of TruPet equity balances.  To present TruPet’s historical equity balances as the equivalent amount of Better Choice Common Stock.  Historically, TruPet was an Ohio limited liability company and presented its equity in units. Because TruPet is considered the accounting acquirer, it is necessary to recast its equity into equivalent Better Choice Common Stock.

e.
Purchase accounting for net assets of Bona Vida.  The total consideration for acquiring the net assets of Bona Vida was approximately $108.0 million. Of this, approximately $1.0 million is allocable to the acquired net assets of Bona Vida as of May 6, 2019.  The remaining portion of the consideration is treated as a loss on acquisition.

f.
Purchase accounting for net liabilities of Better Choice. The total consideration for acquiring the net liabilities of Better Choice was approximately $18.7 million.  The Company acquired approximately $21.7 million of net liabilities and Redeemable Series E Preferred Stock of Better Choice as of May 6, 2019.  The total of these two amounts is treated as a loss on acquisition.

g.	Elimination of intercompany balances. Intercompany balances including Better Choice’s December 2018 $2.2 million investment in TruPet are removed as if the entities were consolidated.